Exhibit 99.2
Barry Hollingsworth
Chief Financial Officer
Thank you and good afternoon everyone.
Welcome to the Stratos International fiscal 2006 first quarter conference call. With me today is Andy Harris, President and Chief Executive Officer of Stratos. Before we get started, I want to note that certain matters in this call are forward-looking statements subject to risks and uncertainties. Actual results may differ materially from any future performance suggested. Risk factors include rapid technological change in the communications industry, fluctuations in operating results, and competition. Please refer to the “Safe Harbor” language contained in our press release dated today, August 25th, which was widely disseminated by various wire services and other media.
I want to point out that we will be providing the contents of this call in an 8-K filing with the SEC.
Net revenues for the first quarter of fiscal 2006 were $20.6 million, which fell into the mid range of our prior guidance of $19.0 to $21.5 million. This represents a sequential decrease of 4% from $21.5 million in Q4, and a 3% decline from the prior year.
The largest markets of our Q1 sales continue to be telecom and enterprise representing 45% of sales, and military, which represented 36% of our sales in the quarter. The remaining 19% of sales came from industrial and other markets, such as video.
RF Microwave sales contributed $11.2 million in Q1, representing a 4% sequential decrease from Q4, and a 6% increase over the prior year. While Q1 was a challenging bookings quarter for this product market, the Trompeter and Semflex brands continue to hold a leading position in RF and microwave connectors in the telecom, military and video markets. While we anticipate some variation in revenues over the shorter term we see continued longer-term growth in these brands.
The optical side of the business contributed $9.4 million of product sales in Q1, a 4% drop compared to Q4, and a 12% decline from the prior year. Booking activity during Q1 makes us believe we have hit an inflection point for our traditional MSA product sales.
On a consolidated basis, income from royalties and license fees was $144,000 in Q1.
Consolidated gross margin was 39.6% in Q1, about the same as Q4, and up 460 basis points from last year due partly to changes in product mix and partly to success in our cost containment initiatives.
We continue to have a broad customer base. For Q1, no single customer accounted for more than 10% of our revenue. On our last earnings call, we mentioned that General Dynamics is our largest customer — that continues to be the case in Q1. Our customer mix is about the same as the prior quarter.

Our book to bill ratio for Q1 was .95. Total backlog as of July 31st was $10.4 million. Total backlog as of the 3rd week of Q2 was approximately $12.2 million.
Operating expenses were $8.9 million in Q1 of fiscal 2006. Operating expenses excluding restructuring charges and litigation settlements were down $1.5 million or 15% from a year ago and down $300,000 or 3% from Q4.
All three operating expense lines show a year-over-year decline from Q1 last year. The decline in operating expenses was due to ongoing cost containment initiatives. Sequentially, there are declines in R&D and sales and marketing. G&A increased sequentially over Q4 due primarily to higher than expected audit fees. We have recently changed our auditors from E&Y to BDO Seidman effective beginning this fiscal year.
I’ll also point out that there were no litigation settlements in Q1.
Total D&A in Q1 was $2 million. CapEx was $400,000 in the quarter. The excess depreciation over CapEx is largely due to the historical purchase of software and computer equipment.
Our operating loss in Q1 2006 was $0.7 million, compared to an operating loss of $2.6 million in Q4, and a loss of $0.4 million in Q1 of last year which included $2.6 million of litigation settlement income.
Net investment income was $252,000. Dividends paid to preferred shareholders were $87,000. Total weighted average shares outstanding were approximately 13.9 million shares — an increase of about 360,000 shares from Q4 of fiscal 2005, due primarily to vesting of restricted stock during Q1.
Average DSO for trade accounts receivable for Q1 was 55 days. Inventory turns were 3.2 on an annualized basis.
Going forward, our focus remains on improving cash generation and achieving profitability by improving our mix of profitable customers, increasing total revenues and reducing structural costs.
With that, let me turn it over to Andy Harris.
Andy Harris
Chief Executive Officer
Thanks Barry.
Our objective is to remain focused on improving scale and the efficiency of our operations and getting this company profitable.

We continued to make good progress during Q1. Our loss from operations in the quarter was $0.7 million, and that included $2.0 million in D&A. When we add back depreciation and amortization to the operating loss, we achieved our near term objective of positive EBITDA, which was approximately $1.3 million in the first quarter.
Our balance sheet remains very healthy. We ended the quarter with $34.5 million of cash and short-term investments, which represented a quarterly increase of $2.8 million.
Capital expenditures totaled $435,000 in the quarter, which is sufficient to support our current requirements and significantly less than the current depreciation and amortization charges for the period.
We have no long-term debt and our current ratio is 4.8, a very healthy number.
As we look forward to the remainder of fiscal 2006, we have a number of business development efforts and cost control initiatives in place to help us improve both top and bottom line results.
As we seek to improve our top line results we are aggressively building the breadth of our customer base while also working hard to expand our market share with existing customers. We are increasing the level of contact with our customers and focusing all elements of our business on the needs of our customers.
In the face of numerous larger competitors who offer low-cost commodity products, we are pursuing a niche market penetration strategy. This approach leverages the unique Stratos capabilities of excellent customer service, superior product quality and agile development of innovative product solutions. We are also expanding our use of contract manufacturing to grow the base of customer opportunities that we can successfully pursue.
Trompeter and Semflex are leading market brands that are highly regarded in the radio frequency (RF) and microwave markets. Trompeter has high-performance RF-products and customer service second to none. Semflex specializes in the most difficult ultra-high frequency flexible cable design applications. Stratos Lightwave optical components are known for leading innovative design of fiber optic technology. The Trompeter, Semflex and Stratos Lightwave product lines have complementary sales channels with an identified opportunity to cross-sell a broader offering of network and connectivity products.
We’re making very good progress in migrating up the value chain in newer markets such as broadcast/video and military and expanding our optical product offerings beyond the traditional commodity transceiver business. We are developing stronger relationships with our customers who rely more and more on Stratos for high quality technology, and the expert consultation we provide throughout the design process.
For instance, the video market is a small but growing part of our business. We have quickly become a notable leader of advanced technology video transport and aggregation solutions for broadcasters, post-production facilities, motion picture studios, governmental agencies, and telephony service providers. We design and deliver high quality video components that support evolving demand requirements.
Stratos video transceivers brought to us many of the Space Shuttle Discovery images that we watched on television. NASA relies on technology that uses Stratos components to transport the high definition video as part of monitoring the Discovery launch.
The communications component market in general has undergone major changes over the past few years, but emerging market opportunities are providing additional sources of growth such as residential cable and DSL, fiber-to-the-home, HDTV, military and aerospace.
We continue to stay focused on a number of initiatives that will help build our bottom line performance as well. Our strategy continues to be one of building employee and process productivity, maximizing the utilization of our assets and leveraging the best practices in various functions companywide.
We take our fiduciary responsibilities to our stockholders seriously. We have taken several steps to improve and sustain strong corporate governance. As a result of the work done, the Institute for Shareholder Services, ISS Corporate Governance Rating for Stratos continues to improve. When we were first measured in November of 2004, our Corporate Governance Rating was higher than 36% of other companies. Today our rating now exceeds 90% of other comparable companies. This result has been accomplished in a short time while management has been focused on turning the company profitable.
Our team of employees has proven to me, to be skilled, hard working, and honest with a sincere desire to be part of a successful organization. I want to personally thank our employees for their hard work and contribution to the improvement in our performance.
I am increasingly optimistic about our future prospects at Stratos.
Thank you and now we would like to open it up for your questions.

Joshua Horowitz, Alpha Private Equity Group:
Hi, great job. Any comment on the recent filing by Steel with respect to the poison pill provisions?
Andy Harris:
Not at this point. We got the letter yesterday. It has been distributed to the board. But we don’t have any feedback on that at all at this point.
Joshua Horowitz:
Thanks.
Andy Harris:
You bet, thank you.
Steve Baughman, Parvest Asset Management:
Good afternoon, guys. I didn’t see guidance for the next quarter and wondered if you guys would explain why you decline to give that this quarter.
Barry Hollingsworth:
Yes I think in terms of top line guidance, it’s fair to say that we’re comfortable with the prior trends that we’ve been seeing in this quarter. So that being the case, I’d be comfortable with saying that the $19 to $21 million in guidance that we provided in the last quarter still holds for this Q2 as well. We haven’t seen anything that would suggest any upward or downward trend on that in the material manner. So the prior guidance that we gave would affect Q2 as well.
Steve Baughman:
Okay, that’s helpful. Thank you. You did make a comment though when you were talking about the optical business that you thought that the bookings activity that you saw in the quarter did reflect an inflection point in that business.

Barry Hollingsworth:
Yes.
Steve Baughman:
So you do expect that that business starts to get better you’re just a little bit unsure as to what the timing is.
Andy Harris:
We have a mix of markets that we’re dealing with. Frankly there are delays on certain projects on major military projects that we have seen. We’ve seen changes in spending habits in different segments of the market. But in one of those changes is a significant inflection point upward in the fiber optics business. So what we have is a blend of movements in a variety of directions.
Steve Baughman:
Okay. I understand. Just a quick couple of details that maybe I missed. The other income and expense was a minus $647,000 in the quarter.
Barry Hollingsworth:
Yes that’s primarily due to foreign exchange fluctuations from our operations in the UK related to changes in some inter company balance sheet items.
Steve Baughman:
Okay so you don’t expect that to — well obviously you’d have to predict currencies I guess to expect where that goes.
Andy Harris:
We’re a little concerned about providing that kind of guidance.
Steve Baughman:

Yes I understand. That’s probably smart. And then the last thing, the prepaid expenses came down about $5 million in the quarter. My recollection is that there was a receivable in there. Can you just remind me what that was?
Barry Hollingsworth:
Yes we actually received payment of approximately $5.5 million from a litigation related receivable or a licensing receivable during the quarter.
Steve Baughman:
Okay so that explains the strong cash performance or explains a lot of the strong cash performance.
Barry Hollingsworth:
Yes we also paid out approximately $2.5 million in other non-related litigation items that were already accrued on our books.
Steve Baughman:
Okay, well thanks very much for taking the time guys. It looks like you’re making good progress and you are almost alone in the optical business. You seem like you’re getting to where this is actually a business being run for financial returns. So thanks very much.
Andy Harris:
Great to hear that kind of feedback. That’s our perspective.
Barry Hollingsworth:
Okay I’d like to thank everybody for participating and have a nice evening. Bye bye.
Operator: This concludes today’s conference call. You may now disconnect.
END